                                  EXHIBIT 99.2

                                  PRESS RELEASE

                                      CONTACT:    Randy Smith (816) 243-2113


FOR IMMEDIATE RELEASE

     VANGUARD AIRLINES TO SEEK ADDITIONAL TIME FOR MEETING NASD
                  CONTINUED LISTING REQUIREMENTS

KANSAS CITY, MO---August 5, 1996---Vanguard Airlines, Inc. (the "Company") (NASDAQ: VNGD) today indicated that it will seek consideration by Nasdaq of the Company's request for an extension of time to meet the minimum net worth requirements for continued listing on the Nasdaq SmallCap Market. The NASD staff recently turned down an extension request by the Company, beyond an original extension that was granted through July 31, 1996. The Company intends to pursue various alternatives to satisfy this net worth requirement. Should these requirements not be satisfied before the soon to be scheduled hearing, or should Nasdaq fail to grant a further extension of time to allow the Company to become compliant, the common shares of Vanguard Airlines would no longer be eligible for listing on the Nasdaq SmallCap Market and would then be listed on the OTC Bulletin Board.

This press release contains forward-looking statements that involve risks and
uncertainties.   The actual results may differ significantly from those
currently anticipated. Factors that may cause such differences include, but are not limited to, general economic conditions, competition and fuel costs.

Vanguard, which began service in December 1994 and is headquartered in Kansas City, is a low-price, short- to medium-haul passenger airline providing convenient, scheduled jet service to 10 cities throughout the West, Rocky Mountains and Midwest. Vanguard currently serves Chicago-Midway, Dallas/Ft. Worth, Denver, Des Moines, Kansas City, Los Angeles, Minneapolis/St. Paul, Salt Lake City, San Francisco and Wichita. In addition, Vanguard operates some charter services. The Company currently employs 568 people and operates a fleet of eight aircraft, consisting two Boeing 737-300s and six Boeing-200s.